                                                                     EXHIBIT 7.4



                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of the ______ day of March, 2000, is by and among Dryden Industries, Inc., a Utah corporation ("Purchaser"), Dryden Acquisition Corp., a Delaware corporation ("Merger Corp."), e resources inc, a Delaware corporation ("e resources"), and Christopher D. Curtis ("Curtis") and Charles C. Cunningham ("Cunningham"), the stockholders of e resources (the "Stockholders," and together with e resources, the "Sellers").

                              W I T N E S S E T H:

     WHEREAS, e resources is in the business of investing in and providing various services to, electronic commerce companies (the "Business"); and

     WHEREAS, the Stockholders own all of the capital stock of e resources (the "Shares"); and

     WHEREAS, Purchaser desires to acquire e resources and its wholly owned subsidiary by causing Merger Corp., a wholly owned subsidiary of Purchaser, to merge with and into e resources; and

     WHEREAS, e resources and Merger Corp. desire to enter into such merger transaction;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   THE MERGER
     ----------

     1.1  Merger.  In accordance with the provisions of the business corporation
          ------
laws of the State of Delaware at the Effective Date (as hereinafter defined), Merger Corp. shall be merged with and into e resources (the "Merger"), and e resources shall be the surviving corporation (the "Surviving Corporation") and as such shall continue to be governed by the laws of the State of Delaware. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368(A) of the Code and shall have the following attributes:

          (a) Continuing of Corporate Existence.  Except as may otherwise be set
              ---------------------------------
     forth herein, the corporate existence and identity of e resources, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of Merger Corp., with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of e resources, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of Merger Corp. shall thereafter cease except to the extent continued by statute.

          (b) Effective Date.  The Merger shall become effective upon the date
              --------------
     of issuance (the "Effective Date") by the Secretary of State of the State of Delaware of a certificate as to the effectiveness of the Merger in accordance with the Delaware General Corporation Law.

          (c) Corporate Government.  The Certificate of Incorporation of e
              --------------------
     resources, as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of e resources, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation. The members of the Board of Directors and the officers of the Surviving Corporation shall be the persons holding such offices in e resources as of the Effective Date.

          (d) Rights and Liabilities of the Surviving Corporation.  The
              ---------------------------------------------------
     Surviving Corporation shall have the following rights and obligations: (i) the Surviving Corporation shall have all the rights, privileges immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Delaware; (ii) the Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, of either a public or private nature, of e resources and Merger Corp. and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, and all other chosen in action, and every other interest of or belonging or due to e resources and Merger Corp. shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed; and
     (iii) at the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of e resources and the Merger Corp. and any claim existing or action or proceeding pending by or against the Merger Corp. or e resources may be prosecuted as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of e resources or Merger Corp. shall be impaired by the Merger.

          (e) Conversion of Shares.  Upon the occurrence of the Merger: (i) the
              --------------------
     shares of capital stock of e resources outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the Stockholders, be converted (in the aggregate) into the right to receive the purchase price set forth in
     Section 2.1 (allocated between Curtis and Cunningham pro rata based upon their stock ownership in e resources), and (ii) each share of capital stock of Merger Corp. which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one newly issued share of capital stock of e resources, as the Surviving Corporation.

     1.2  Corporate Matters.  Purchaser has informed the Sellers that it intends
          -----------------
to effect a twenty-for-one reverse stock split (the "Stock Split") on its outstanding Shares of Common Stock, $0.001 par value, of the Purchaser ("Dryden Common Stock"), prior to the Merger, and to pursue a private placement of no less than $10,000,000 of Dryden Common Stock (the "Offering") following the Merger. Purchaser agrees that it shall effect the Stock Split as soon as practicable following the execution of this Agreement and prior to the Closing Date, but under no circumstances shall the Stock Split occur fewer than seven
(7) business days prior to the effective date of the Merger. The Stockholders and Purchaser agree to cooperate to commence the Offering promptly after Closing. In this regard, since it is the intention of the Purchaser to change its name to "e resources" immediately following the Merger, the Sellers agree to cooperate with the Purchaser to enable it to use the name "e resources" at the time the Stock Split becomes effective, so long as this Agreement is still in effect, and at the time the Stock Split becomes effective, the Sellers' conditions to Closing have been satisfied, or are expected to be satisfied or waived prior to Closing.

     1.3  Assets of e resources.  At the time of the Closing, the assets owned
          ---------------------
by e resources (the "Assets") will consist of all tangible and intangible assets of e resources that relate to the Business, including but not limited to all accounts receivable, cash and cash equivalents, prepaid expenses, fixed assets, inventory and supplies, leases and leasehold improvements, customer lists, trademarks, tradenames, software programs, stock of its subsidiaries and contract rights.

     1.4  Board of Directors of Purchaser.  Effective as of the Effective Date,
          -------------------------------
the Board of Directors of Purchaser shall take such action as is appropriate (i) to increase the number of members of its Board of Directors to three, and (ii) to fill the vacancies created by each of the foregoing by electing a designee of the Sellers to the Purchaser's Board of Directors.

2.   CONSIDERATION; CLOSING
     ----------------------

     2.1  The Purchase Price for the Shares.  The consideration to be received
          ---------------------------------
by the Stockholders in exchange for the Shares shall be such number of shares ("Dryden Shares") of the common stock, $.001 par value, of Purchaser (the "Dryden Common Stock"), which, following their issuance and the Dryden Stock Split, shall constitute one-third (331/3 percent) of the total number of issued and outstanding shares of Dryden Common Stock.

     2.2  Payment of Debts.  At the Closing, Purchaser shall cause the
          ----------------
indebtedness of e resources and its subsidiary, to be assumed by Purchaser and paid in accordance with the terms of such indebtedness.

     2.3  Time of Closing.  The closing (the "Closing") for the sale and
          ---------------
purchase of the Shares shall be held at the law offices of Hallett & Perrin, P.C. located at 717 N. Harwood, Suite 1400, Dallas, Texas, at 10:00 a.m., Dallas, Texas time, on or before May 1, 2000, or at such other place or places and/or time as may be agreed upon by the parties (the "Closing Date").

     2.4  Closing Procedure.  At the Closing, the Stockholders shall deliver to
          -----------------
Purchaser stock certificates duly endorsed to Purchaser and representing the Shares, in form sufficient to vest record and beneficial title fully in Purchaser to the Shares. Purchaser shall issue and deliver to the Stockholders the Dryden Shares as described in Section 2.2 above. Each party will cause to be prepared, executed and delivered a Certificate of Merger to be filed with the Secretary of State of Delaware, all other documents required to be delivered by such party pursuant to Article 8 hereof and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

3.   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
     --------------------------------------------------

     Each of the Stockholders hereby represents and warrants, severally and not jointly, to Purchaser that, except as qualified by the Disclosure Schedule attached as Schedule 1 and made a part hereof (the "Sellers' Disclosure Schedule"):

     3.1  Organization; Good Standing.  e resources is a corporation, duly
          ---------------------------
incorporated, validly existing and in good standing under the laws of its incorporation. e resources is duly qualified and licensed to do business and is in good standing in the jurisdictions set forth on the Sellers' Disclosure Schedule.

     3.2  Due Authorization; Execution and Delivery.  The Stockholder has full
          -----------------------------------------
power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. The Stockholder has good and marketable title to his Shares of capital stock of e resources, free and clear of any liens or encumbrances. e resources has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of e resources, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. e resources has good and marketable title to its Shares of capital stock of e resources, free and clear of any liens or encumbrances.

     3.3  Consents.  No approval, authorization or consent of, or filing with,
          --------
any governmental authority or administrative agency is required in connection with the execution and delivery by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the Sellers' Disclosure Schedule, no approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby.

     3.4  Title to Assets.  e resources is the sole and exclusive legal owner of
          ---------------
all right, title and interest in, and has good and marketable title to, all of the Assets that it purports to own, free and clear of liens, claims and encumbrances except (i) liens, claims and encumbrances to be released at Closing or that are disclosed to Purchaser before Closing and are not substantial in character, amount, extent, or that do not materially lessen the value of or interfere with the present use of the Assets, (ii) liens which are a matter of public record and (iii) liens for taxes not yet payable.

     3.5  Condition of Assets.      All of the fixed assets of e resources
          -------------------
viewed as a whole and not on an asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which they are intended, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof.

     3.6  Taxes.  All tax reports and returns relating to e resources' assets
          -----
and operations (including sales, use, income, property, franchise and employment taxes) due on or before the date of this Agreement have been filed with the appropriate federal, state and local governmental agencies, and e resources have paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material).

     3.7  Litigation.  There is no order of any court, governmental agency or
          ----------
authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, of which such Stockholder has actual knowledge that is pending or threatened against or affecting e resources which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of e resources or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

     3.8  Capitalization.  All of the issued and outstanding shares of the
          --------------
capital stock of e resources have been duly authorized and validly issued and are fully paid and nonassessable, and (as of the date hereof and the Closing) will be owned of record and beneficially by the Stockholders. There are no shares of capital stock of e resources held in their treasury. There is no outstanding subscription, contract, option, warrant, call or other right obligating either of e resources to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of e resources. The Stockholders are the lawful, sole and beneficial owner of the Shares as reflected on the Sellers' Disclosure Schedule, free and clear of all liens, claims and encumbrances of every kind, and, at the Closing by virtue of the Merger, the Stockholder will convey to Purchaser good and indefeasible title to his Shares.

     3.9  Financial Statements and Records of e resources.
          -----------------------------------------------

          (a) e resources has delivered to Purchaser true, correct and complete copies of the following financial statements (the "Financial Statements"):
     (i) the balance sheet (the

     "Balance Sheet") of e resources as of February 29, 2000, and (ii) the related statements of income and changes in shareholder's equity for the two month period then ended.

          (b) The Financial Statements present fairly the assets, liabilities and financial position of e resources as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with accepted accounting principles applied on a consistent basis with prior periods, except year-end adjustments consisting of normal accruals (the net effect of which adjustments are not material) with respect to the interim financial statements. The books and records of e resources have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of e resources set forth in the Financial Statements.

     3.1  Completeness of Disclosure.  No representation or warranty by e
          --------------------------
resources or the Stockholder in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

     3.1  Finders and Brokers.  No person has as a result of any agreement or
          -------------------
action of e resources or the Stockholder any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER
     -------------------------------------------

     Purchaser represents and warrants to the Sellers as follows:

     4.1  Organization and Good Standing.  Each of Purchaser and Merger Corp. is
          ------------------------------
a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

     4.2  Due Authorization.  Each of Purchaser and Merger Corp. has full
          -----------------
corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and Merger Corp. This Agreement has been duly executed and delivered by Purchaser and Merger Corp. and constitutes the legal, valid and binding obligation of each of them, enforceable against them in accordance with their respective terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

     4.3  Execution and Delivery.  The execution and delivery by Purchaser and
          ----------------------
Merger Corp. of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the certificate or articles of incorporation or bylaws of Purchaser or Merger Corp., (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which any of Purchaser, Merger Corp. is a party or by which it is bound or affected.

     4.4  Capitalization.  On the Closing Date, all of the Dryden Shares shall
          --------------
be duly authorized and validly issued and fully paid and nonassessable, and all required regulatory approvals pertaining to the Stock Split shall have been obtained. The Dryden Shares shall be transferred to the Stockholders free and clear of any lien, privilege, pledge, option or other encumbrance, other than the restrictions on the transfer of such shares imposed by federal and state securities laws.

     4.5  Brokers.  All negotiations relative to this Agreement and the
          -------
transactions contemplated hereby have been carried on by Purchaser directly with the Stockholders and e resources. No person has as a result of any agreement or action of the Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

5.   CERTAIN COVENANTS AND AGREEMENTS
     --------------------------------

     The Stockholders covenant and agree that, from and after the execution and delivery of this Agreement to and including the Closing Date (and thereafter as reflected below), they shall cause e resources to comply with the covenants set forth below, and Purchaser covenants and agrees that it shall similarly comply with said covenants to the extent applicable to it.

     5.1  Access.  Upon reasonable notice, the Sellers will give to Purchaser
          ------
and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of e resources' properties, books, contracts, documents and records and shall furnish Purchaser with all such information concerning their affairs, including financial statements, as the other may reasonably request in order that Purchaser may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. The Sellers will take all action necessary to enable Purchaser, its counsel, accountants and other representatives to discuss the affairs, properties, business, operations and records of e resources at such times and as often as the Purchaser may reasonably request with executives, independent accountants and counsel of e resources and the Stockholders. In the event that the Closing does not occur and this Agreement is terminated, the Sellers, on the one hand, and Purchaser, on the other, shall (i) maintain the confidentiality of all information obtained from the other party in connection herewith, except for such information as is in the public domain, (ii) not use any such information so obtained to the detriment or competitive disadvantage of the other party, and (iii) promptly return copies of all books, records, contracts and any other documentation of the other delivered to such party pursuant to the transactions contemplated hereby. Each of the Sellers and Purchaser hereby agree that if the Closing does not occur, then the terms and provisions of this
Section 5.1 shall, to the extent they are inconsistent with the Confidentiality Agreement, be superseded by the terms and provisions of the Confidentiality Agreement.

     5.2  Best Efforts.  Each of the Sellers and Purchaser shall take all
          ------------
reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at their disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in order to consummate the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other.

     5.3  Public Announcements.  Prior to the Closing Date, all notices to third
          --------------------
parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by e resources and Purchaser.

     5.4  Ordinary Course of Business.  Except as contemplated by this
          ---------------------------
Agreement, during the period from the execution and delivery of this Agreement through the Closing Date, e resources shall (i) conduct their operations in the ordinary course of business consistent with past and current practices, (ii) use reasonable best efforts to maintain and preserve intact their goodwill and business relationships, (iii) not enter into any agreement which involves the payment by e resources of an aggregate amount exceeding $10,000, or which has a term exceeding one year or (iv) take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date.

     5.5  Additional Information and Financial Statements.
          -----------------------------------------------

          (a) To the extent required, Purchaser and the Sellers shall utilize their commercially reasonable efforts and cooperate to provide the financial information necessary to present the pro forma consolidated financial statements, including a pro forma consolidated balance sheet and pro forma consolidated income statements, for all periods required to be presented, including the notes thereto, and in the form and manner required for use in the Form 8-K [Item 2. Acquisition or Disposition of Assets and
     Item 7. Financial Statements and Exhibits] and/or any other document required to be filed with the Securities Exchange Commission ("SEC"), requiring the presentation of Purchaser's financial statements under generally accepted accounting principles.

          (b) No fewer than ten (10) days prior to Closing, the Purchaser shall have delivered to the Sellers a copy of its audited financial statements for the period ending

     December 31, 1999, and a copy of its unaudited financial statements for the period ending March 31, 2000.

6.   CONDITIONS TO PURCHASER'S CLOSING
     ---------------------------------

     All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

     6.1  Representations.  e resources and the Stockholders shall have
          ----------------
performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by each of them at or prior to the Closing, and the representations and warranties of e resources and the Stockholders contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

     6.2  Consents.  All consents and approvals of governmental agencies, and
          --------
from any other third parties required to consummate the transactions contemplated by this Agreement, shall have been obtained and shall be in full force and effect.

     6.3  No Adverse Litigation.  No order or preliminary or permanent
          ---------------------
injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal, or
(ii) making Purchaser or e resources liable for the payment of a material amount of damages to any person.

     6.4  Material Adverse Changes.  There shall have occurred no material
          ------------------------
adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of either of e resources or Caremart.

     6.5  Closing Deliveries.  Purchaser shall have received each of the
          ------------------
documents or items required to be delivered to it pursuant to Section 8.1.

     6.6  Acquisition of Caremart.  e resources shall have acquired Cunningham &
          -----------------------
Cunningham Health Concerns, Inc., a Texas corporation ("Caremart").

7.   CONDITIONS TO SELLERS' CLOSING
     ------------------------------

     All obligations of the Sellers under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Sellers may, in their sole discretion, waive any or all of such conditions in whole or in part:

     7.1  Representations, Etc.  Purchaser shall have performed in all material
          ---------------------
respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser at or prior to the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

     7.2  Consents.  All consents and approvals of governmental agencies, and
          --------
from any other third parties required to consummate the transactions contemplated by this Agreement, shall have been obtained and shall be in full force and effect.

     7.3  No Adverse Litigation.  No order or preliminary or permanent
          ---------------------
injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or
(ii) making the Sellers liable for the payment of a material amount of damages to any person.

     7.4  Material Adverse Changes.  There shall have occurred no material
          ------------------------
adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of Purchaser.

     7.5  Closing Deliveries.  The Sellers shall have received each of the
          ------------------
documents or items required to be delivered to them pursuant to Section 8.2.

     7.6  Stock Split.  Purchaser shall have consummated the Stock Split no
          -----------
fewer than seven (7) days prior to the Closing Date.

     7.7  Tax Free Nature of Transaction.  The Merger will be, to the Sellers'
          ------------------------------
satisfaction, a tax free merger pursuant to Section 368(A) of the Code.

     7.8  SEC Filings.  Purchaser shall have completed to the satisfaction of
          -----------
the Sellers, and filed with the Securities and Exchange Commission, and any applicable state, all quarterly, annual and special reports required to have been filed on or before the Closing.

     7.9  Election of Board Member.  On or prior to the Closing Date, the
          ------------------------
designees of the Sellers shall have been elected to the Board of Directors of the Purchaser.

8.   DOCUMENTS TO BE DELIVERED AT CLOSING
     ------------------------------------

     8.1  To Purchaser.  At the Closing, there shall be delivered to Purchaser:
          ------------

          (a) the Shares, together with duly executed stock powers, in form satisfactory to Purchaser and its counsel;

          (b) a certificate, signed by the chief executive officer of e resources, as to the fulfillment of the conditions set forth in Sections
     6.1 through 6.6 and certifying the Bylaws and resolutions;

          (c) a copy of all consents and approvals referred to in Section 6.2;

          (d) the corporate minute books and stock books of e resources; and

          (e) all other items reasonably requested by Purchaser.

     8.2  To the Stockholders.  At the Closing, there shall be delivered to the
          -------------------
Stockholders:

          (a) the Dryden Shares as contemplated by Section 2.1;

          (b) a certificate, signed by the President of Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 through 7.8; and

          (c) all other items reasonably requested by the Sellers.

9.   SURVIVAL
     --------

     All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a period of twelve months. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

10.  INDEMNIFICATION OF THE STOCKHOLDERS
     -----------------------------------

     Purchaser shall indemnify and hold the Stockholders harmless from, against, for and in respect of any expenses, losses, damages, settlement payments, obligations, claims, actions or causes of action, encumbrances, or liabilities ("Losses") suffered, sustained, incurred or required to be paid by the Stockholders, or either of them, or otherwise resulting from:

          (a) the breach of any written representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement;

          (b) the ownership and operation of e resources on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of e resources or the Stockholders contained in or made in connection with this Agreement;

          (c) any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10; and

          (d) any actions, omissions, conduct or performance by or on behalf of the Company, at any time prior to the Closing with respect to any actual or proposed offering, sale, issuance or transfer of any shares of Dryden Common Stock to any persons other than the Stockholders, whether in a private or public offering, as to written or oral statements or disclosures, and any suit, proceeding, investigation or other action on behalf of one or more individuals or the SEC or any state securities commission.

11.  INDEMNIFICATION OF PURCHASER
     ----------------------------

     The Stockholders shall indemnify and hold Purchaser harmless from, against, for and in respect of any Losses suffered, sustained, incurred or required to be paid by Purchaser or otherwise resulting from:

          (a) the breach of any written representation, warranty, agreement or covenant of e resources or the Stockholder (as applicable) contained in or made in connection with this Agreement; and

          (b) any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

12.  GENERAL RULES REGARDING INDEMNIFICATION
     ---------------------------------------

          (a) The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

              (i) The indemnified party shall give prompt written notice (which in no event shall exceed 20 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11, stating the nature and basis of said claims and the amounts thereof, to the extent known.

              (ii) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, in which event the indemnifying party shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

               (iii) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

               (iv) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

               (v) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

              (vi) The Purchaser, on the one hand, and the Stockholders, on the other, shall not be obligated to indemnify the other as provided in Sections 10 through 12 until the aggregate amount of the Losses incurred by the party seeking indemnification exceeds $5,000 in the aggregate.

          (b) Except as herein expressly provided, the remedies provided in Sections 10 through 12 shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

13.  FAILURE TO CLOSE BECAUSE OF DEFAULT
     -----------------------------------

     If Closing is not consummated by virtue of a material default made by a party in the observance or in the due and timely performance of any of its covenants or agreements herein contained ("Default"), the parties shall have and retain all of the rights afforded them at law or in equity by reason of that Default. In addition, the Sellers and Purchaser acknowledge that the Shares and the transactions contemplated hereby are unique, that a failure by the Sellers or Purchaser to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Purchaser and the Sellers agree that each shall be entitled, in the event of a Default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled. If any action is brought, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

14.  TERMINATION RIGHTS
     ------------------

      This Agreement may be terminated by either Purchaser or the Sellers, if either such party is not then in Default, upon written notice to the other upon the occurrence of any of the following:

          (a) if the Closing has not occurred on or before sixty (60) days following the effective date of this Agreement;

          (b) if either party Defaults and such Default has not been cured within 30 days of written notice of such Default by the other party;

          (c) subject to the provisions of Sections 7 and 8, by the Sellers or Purchaser if on the Closing Date any of the conditions precedent to the obligations of Stockholder or Purchaser, respectively, set forth in this Agreement have not been satisfied or waived by such party; or

          (d) by mutual consent of the Stockholder and Purchaser.

15.  MISCELLANEOUS PROVISIONS
     ------------------------

     15.1  Expenses.  The Purchaser shall pay the fees and expenses incurred by
           --------
it in connection with the transactions contemplated by this Agreement and the Stockholder shall pay the fees and expenses incurred by him and e resources in connection with the transactions contemplated by this Agreement.
Notwithstanding the foregoing, the Purchaser shall pay all fees, costs and expenses of Jones, Jensen & Company LLP, Salt Lake City, Utah, in preparing their audit report requested by Purchaser with respect to the Financial Statements. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

     15.2 Amendment.  This Agreement may be amended at any time but only by an
          ---------
instrument in writing signed by the parties hereto.

     15.3  Notices.  All notices and other communications delivered hereunder
           -------
shall be in writing and shall be deemed given if delivered personally or upon actual receipt if mailed by certified mail, return receipt requested or delivered by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below:

If to e resources or the Stockholder before the Closing:

     e resources inc
     P.O. Box 77012
     Ft. Worth, TX 76117
     Attention: Charles C. Cunningham
     Telephone: (817) 491-8698
     Telecopy:  (817) 491-9634

with a copy to:

     Hallett & Perrin, P.C.
     717 N. Harwood, Suite 1400
     Dallas, TX 75201
     Attention:  Scot W. O'Brien
     Telephone:  (214) 922-4101
     Telecopy:   (214) 953-3154

If to Purchaser:

     Dryden Industries, Inc.
     22 S. Links Avenue
     Suite 204
     Sarasota, FL 34256
     Attention:  R. Lee Matzig
     Telephone:  ______________
     Telecopy:   (914) 366-6017

with a copy to:

     Taylor & Associates
     3090 East 3300 South
     Suite 400
     Salt Lake City, UT 84158-0897
     Attention:  Elliot Taylor
     Telephone:  (801) 463-6080
     Telecopy:   (801) 463-6085

or such other address or addresses as any party shall have designated by notice to each other party in accordance with this Section 15.3.

     15.4  Assignment.  This Agreement shall be binding upon and inure to the
           ----------
benefit of the parties hereto and their respective successors, heirs and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the others; provided, however, that Purchaser may assign its rights under this Agreement to any of its wholly owned subsidiaries.

     15.5  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.6  Headings.  The headings of the Sections of this Agreement are
           --------
inserted for convenience only and shall not constitute a part hereof.

     15.7  Entire Agreement.  This Agreement and the documents referred to
           ----------------
herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertaking other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

     15.8  Waiver.  No attempted waiver of compliance with any provision or
           ------
condition
hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

     15.9  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Delaware.

     15.10 Severability. The event that any of the provisions contained in this
           ------------
Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

     15.11 Intended Beneficiaries. The rights and obligations contained in this
           ----------------------
Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

     15.12 Mutual Contribution. The parties to this Agreement and their counsel
           -------------------
have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    DRYDEN INDUSTRIES, INC.



                                    By:____________________________________
                                         R. Lee Matzig
                                         Its: President

                                    DRYDEN ACQUISITION CORP.



                                    By:____________________________________
                                         Name:_____________________________
                                         Its:______________________________

                                    E RESOURCES INC.



                                    By:____________________________________
                                         Charles C. Cunningham
                                         Its:______________________________

                                    STOCKHOLDERS:


                                    _______________________________________
                                    Charles C. Cunningham


                                    _______________________________________
                                    Christopher D. Curtis

                               INDEX TO EXHIBITS

                                                                      Schedule 1

                          Sellers' Disclosure Schedule